PROSPECTUS SUPPLEMENT
(To Prospectus dated July 3, 1997)




                             $115,000,000

                       COMVERSE TECHNOLOGY, INC.

          5 3/4% Convertible Subordinated Debentures due 2006 initially convertible into 2,513,661 Shares of Common Stock, $.10 par value


     Set forth in this Prospectus Supplement is certain updating information regarding the Selling Holders and the price range of the Common Stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE
ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.








January 23, 1998

            PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is traded on the Nasdaq National
Market under the symbol "CMVT." The following table sets forth, for the periods indicated, the range of high and low closing sales prices for the Common Stock, as reported by Nasdaq.

                                                      Low         High
1994
    First Quarter...............................   $  8.00      $ 15.63
    Second Quarter..............................      8.25        10.50
    Third Quarter...............................      8.75        11.13
    Fourth Quarter..............................      9.88        14.25

1995
    First Quarter...............................   $ 11.00      $ 14.63
    Second Quarter..............................     13.25        18.25
    Third Quarter...............................     17.14        23.38
    Fourth Quarter..............................     19.94        25.69

1996
    First Quarter...............................   $ 16.63      $ 25.13
    Second Quarter..............................     23.38        31.19
    Third Quarter...............................     23.75        41.38
    Fourth Quarter .............................     32.56        38.13

1997
    First Quarter...............................   $ 36.88      $ 46.38
    Second Quarter..............................     36.50        52.00
    Third Quarter...............................     46.00        53.06
    Fourth Quarter..............................     32.25        54.19

1998
    First Quarter (through January 22, 1998)....   $ 34.25      $ 41.13


     On January 22, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $34.63. As of January 15,
1998, there were approximately 1,541 holders of record of the Common
Stock.

     The Company has never declared or paid dividends on its capital stock and does not anticipate paying any dividends in the foreseeable future. The Company currently intends to retain its earnings, if any, to finance the development and growth of its business.

                            SELLING HOLDERS

     The Debentures were originally issued by the Company and sold by the Initial Purchaser, in transactions exempt from the registration requirements of the Securities Act, to persons reasonably believed by the Initial Purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) or other institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) or in transactions complying with the provisions of Regulation S under the Securities Act. The Selling Holders (which term includes their transferees, pledgees, donees or their successors) may from time to time offer and sell pursuant to this Prospectus any or all of the Debentures and Common Stock issued upon conversion of the Debentures.

     The following table sets forth information with respect to the Selling Holders and the respective principal amounts of Debentures and shares of Common Stock beneficially owned by each Selling Holder. Such information has been obtained from the Selling Holders. Except as otherwise disclosed herein, none of the Selling Holders has, or within the past three years has had, any position, office or other material relationship with the Company or any of its predecessors or affiliates. Because the Selling Holders may offer all or some portion of the Debentures or the Common Stock issuable upon conversion thereof pursuant to this Prospectus, no estimate can be given as to the amount of the Debentures or the Common Stock issuable upon conversion thereof that will be held by the Selling Holders upon termination of any such sales. In addition, the Selling Holders identified below may have sold, transferred or otherwise disposed of all or a portion of their Debentures since the date on which they provided the information regarding their Debentures in transactions exempt from the registration requirements of the Securities Act. Finally, additional Selling Holders may from time to time be identified and information with respect to such Selling Holders be provided in a Prospectus Supplement.

                                               Principal Amount  Number of
                                                Of Debentures    Shares of
                                                Beneficially    Common Stock
                                                 Owned and      Beneficially
Selling Holder                                 Offered Hereby     Owned(1)

Equitable Life Assurance --
  Separate Account Convertibles ..............     4,150,000         --
State of Oregon Equity .......................     2,500,000         --
Lehman Brothers Inc. .........................     2,000,000         --
Van Kampen American Capital Harbor Fund ......     2,000,000         --
Hudson River Trust Balanced Account ..........     1,765,000         --
Memphis Light, Gas & Water Retirement Fund ...     1,750,000         --
Carrigaholt Capital (Bermuda) L.P. ...........     1,600,000         --
Hudson River Trust Growth Investors ..........     1,425,000         --
Class 1 C Company, Ltd .......................     1,410,000         --
Hospital Corp. of America
  Money Purchase Plan ........................     1,320,000         --
Phoenix Income & Growth Fund .................     1,250,000         --
Hudson River Trust Growth & Income ...........     1,210,000         --
Paloma Securities L.L.C. .....................     1,010,000         --
Merrill Lynch Capital Markets P.L.C. .........     1,000,000         --

                                                 Principal Amount  Number of
                                                  Of Debentures    Shares of
                                                  Beneficially    Common Stock
                                                   Owned and      Beneficially
Selling Holder                                   Offered Hereby     Owned(1)


Lincoln National Convertible Securities Fund .     $   865,000       --
Everen Securities Inc. .......................         820,000       --
Pacific Mutual Life Insurance Company ........         750,000       --
TQA Vantage Fund Ltd. ........................         725,000       --
Silverton International Fund Limited .........         640,000       --
AIM VI Growth and Income Fund, a series
  of AIM Variable Insurance Funds, Inc. ......         600,000       --
Kellner, DiLeo & Co. .........................         500,000       --
Value Line Convertible Fund ..................         500,000       --
The HCA Foundation ...........................         460,000       --
The Sumitomo Trust & Banking Co., Ltd. .......         400,000       --
Van Kampen American Capital
  Convertible Securities Fund ................         350,000       --
Weirton Trust ................................         350,000       --
Associated Electric and Gas Insurance
  Services Ltd. ..............................         275,000       --
Starvest Discretionary .......................         250,000       --
Walker Art Center ............................         190,000       --
Greyhound Lines Fund .........................         150,000       --
David Lipscomb University ....................         120,000       --
Equitable Life Assurance--Separate Account
  Balance ....................................          75,000       --
Fiducie Desjardins ...........................          65,000       --
The Hotel Union & Industry of Hawaii .........          50,000       --
Savings & Investment Trust ...................          35,000       --
United National Life Insurance Co. ...........          30,000       --
                                                   -----------       --
     Total ...................................     $32,590,000       --
                                                   ===========       ==

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(1)  Excludes shares of Common Stock issuable upon conversion of Debentures.